Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

April 26, 2022

Board of Directors
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, Texas 77021

To the addressee referred to above:
We are acting as counsel to Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 9,339,436 shares of its common stock, par value $0.0001 per share (the “Shares”) pursuant to the Securities Purchase Agreement, dated April 22, 2022 between the Company and the investors named therein (the “Purchase Agreement”). The offering of the Shares by the Company is being made pursuant to its registration statement on Form S-3 (No. 333-231010) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the accompanying prospectus dated May 17, 2019 that forms a part thereof and relating to the public offering of the Shares (the “Prospectus”), and the prospectus supplement dated April 22, 2022 related to the Shares (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware  General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Purchase Agreement, (ii) issuance of the Shares pursuant to the terms of the Purchase Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued,  fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP